Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1900

CHURCH & DWIGHT REPORTS RESULTS

Q2 REPORTED EPS OF $0.29 AND ADJUSTED EPS OF $0.41 EXCEEDS Q2 OUTLOOK

2017 FULL YEAR EPS OUTLOOK: $1.79; ADJUSTED $1.92 +8.5%

2017 Second Quarter Results	2017 Full Year Outlook
•Reported sales growth +2.3%; Organic +1.8%	•Reported and Organic sales growth of approximately +3%
•Strong International & SPD sales growth •6% Domestic volume growth •Pension plan terminated, no remaining defined benefit liabilities	•Reported Gross Margin +50 bps; Adjusted +40 bps •Reported EPS $1.79; Adjusted $1.92, +8.5% •Cash from operations $650MM

EWING, NJ, AUGUST 3, 2017 – Church & Dwight Co., Inc. (NYSE:CHD) today announced second quarter 2017 reported EPS of $0.29, a contraction of 32.6%, reflecting a $0.12 charge related to the previously announced U.K. pension settlement, exceeding outlook.  Adjusted EPS was $0.41 excluding the U.K. pension settlement.  First half reported EPS declined 7.1% to $0.79.  Adjusted first half EPS grew +9.4% to $0.93, exceeding our adjusted EPS outlook growth of 5%.

Second quarter 2017 reported net sales grew 2.3% to $898 million.  Organic net sales grew 1.8% driven by continued strong international expansion and strong growth in the Specialty Products business.  Organic sales were driven by volume growth of 6.2%, partially offset by 4.4% from higher promotional investments.

Matthew Farrell, Chief Executive Officer, commented, “We are pleased with our organic sales growth.  In the domestic business, market share gains and volume growth reflect the investments made in the quarter.  Our targeted investment spending translated into significant share growth with 6 out of 10 power brands exceeding or meeting category growth.  We continue to invest in our growing International business.  In particular, we are establishing a new subsidiary in Germany in the third quarter.  We have delivered strong first half results and are on track to achieve our full year revenue and earnings goals.”

Second Quarter Review

Consumer Domestic reported net sales were $678.2 million, an $8.4 million or 1.3% increase.  Organic sales were flat as incremental couponing and promotional investments impacted net sales growth.  Volume growth contributed 6.2% to organic sales offset by a decrease of 6.3% attributable to higher promotional investments.  Growth in ARM & HAMMER liquid and unit dose laundry detergents, OXICLEAN laundry detergent and stain fighters, BATISTE dry shampoo and ARM & HAMMER cat litter was offset by declines in XTRA laundry detergent, FIRST RESPONSE pregnancy test kits and TROJAN condoms.  Results were in line with the Company’s expectations as the business supported key new product launches with a significant increase in promotion and coupon support.  Sales in non-measured channels continued to grow, especially online retail sales which increased 76%.

Consumer International reported net sales were $145.1 million, an $8.7 million or 6.4% increase driven by broad based household and personal care sales.  Organic sales increased by 7.4%, driven primarily by FEMFRESH and

BATISTE in the export business, ARM & HAMMER liquid laundry detergent, STERIMAR and OXICLEAN Stain Fighter Gel in Mexico and BATISTE, VITAFUSION and FEMFRESH in Australia.  Volume increased 6.8% while favorable product mix and pricing added 0.6%.

Specialty Products reported net sales were $74.7 million, a $3.5 million or 4.9% increase.  Organic sales increased 9.4% due to higher volume (+5.6%) and price (+3.8%) in the animal productivity business.  Milk prices and U.S. dairy farm profitability remain at a higher level than a year ago.

Gross margin decreased 80 basis points to 45.7% primarily due to planned increased promotion and coupon investments in the domestic business.

Marketing expense was $130.9 million, an increase of $10.7 million or 8.9%.  Marketing expense as a percentage of net sales increased 90 basis points to 14.6%, reflecting a shift of media spend into the second quarter.

Selling, general, and administrative expense (SG&A) was $156.3 million or 17.4% of net sales, a 460 basis point increase, primarily due to the U.K. pension settlement.  On an adjusted basis, excluding the U.K. pension settlement charge, SG&A was 13.0% as a percentage of net sales, a 20 basis point increase due to amortization expenses related to acquisitions.

Income from Operations on a reported basis was $123.2 million or 13.7% of net sales, a 630 basis point decrease.  On an adjusted basis, excluding the U.K. pension settlement, operating margin decreased 190 basis points to 18.1% of net sales.

The reported effective tax rate was 37.6%, compared to 34.7% last year.  On an adjusted basis, the effective rate was 33.1%, excluding the U.K. pension settlement.  The full year adjusted tax rate is expected to be approximately 33%.

Operating Cash Flow

For the first six months of 2017, net cash from operating activities was $249.3 million, a $47.2 million decrease from the prior year due to an increase in working capital partially offset by higher cash earnings.  The working capital increase was primarily driven by $30 million in deferred and incentive compensation and higher inventories.  Capital expenditures for the first six months were $10.4 million, a $7.4 million decrease from the prior year.  The Company’s full year outlook for capital expenditures is now estimated to be approximately $45 million.

At June 30, 2017, cash on hand was $237.6 million, while total debt was $1,523.4 million.

Water Pik Acquisition

On July 17, 2017, the Company signed a definitive agreement to acquire Water Pik, Inc. (“Waterpik”), the market leader in water-jet technology in both oral water flossers and replacement showerheads, for approximately $1 billion in cash.  The transaction, which is subject to regulatory approval and other customary conditions, is expected to close in the third quarter. The business meets the Company’s acquisition criteria, with number one market share positions and an asset-light supply chain.  Waterpik will be the Company’s 11th power brand.  Waterpik’s net sales for the trailing twelve months through June 30, 2017 were approximately $265 million.  The acquisition is expected to be neutral to 2017 EPS, inclusive of transition costs, acquisition-related expenses, interest expense and intangible amortization expense.  The acquisition is structured as a stock purchase that the Company will finance with debt.

2017 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long term strategy to drive revenue and earnings growth, we have launched new products in several categories.  We launched ARM & HAMMER SLIDE cat litter, a revolutionary new litter that doesn’t stick to the litter box, which has shown excellent repeat purchases after only four months in the marketplace.  ARM & HAMMER PLUS OXICLEAN unit dose 3-in-1 POWER PAKS laundry detergent has contributed to ARM & HAMMER unit dose laundry detergent growing share at twice the category rate for the fifth consecutive quarter.  The OXICLEAN liquid laundry detergent restage with improved efficacy, claims and packaging continues to build momentum as the restage progresses.  TROJAN launched a new XOXO upscale condom targeting both men and women with a soft touch, aloe-lubricated latex in a unique portable carrying case.  We have expanded offerings and distribution of the BATISTE brand, leveraging its #1

U.S. share position in the dry shampoo category.”

Outlook

With regard to 2017, Mr. Farrell said, “This will be an exciting year for Church & Dwight based on our continued focus on innovation.  Although categories are growing slower than expected due to continued discounting, we are confident in achieving our 2017 business targets.  We expect reported and organic sales growth of approximately 3%.  As a result of productivity programs and margin accretive acquisitions, we expect reported and adjusted gross margin to expand by approximately 50 and 40 basis points, respectively.  Reported operating margin is expected to decrease 70 basis points or increase 30 basis points when adjusted to exclude the pension (Q2) and Brazil (Q1) charges.”

Mr. Farrell said, “On a reported basis, EPS is expected to be $1.79 per share, which includes a $0.01 negative impact from the Brazil charge, $0.12 negative impact from the U.K. pension settlement and no net impact from the Waterpik acquisition.  Excluding the charges, we expect to achieve 8.5% adjusted EPS growth or $1.92 per share.  In 2017, we expect adjusted free cash flow to exceed adjusted net income as we have in previous years.  In 2018, as previously announced, we expect approximately 9% EPS growth.”

In conclusion, Mr. Farrell said, “For the third quarter, we expect reported and organic sales growth of 3.5%.  In our domestic business, organic sales growth is expected to be approximately 3%.  We expect reported and adjusted EPS of $0.46 in the third quarter including a $0.02 net dilution from Waterpik acquisition expenses.”

Church & Dwight Co., Inc. will host a conference call to discuss second quarter 2017 earnings results on August 3, 2017 at 10:00 a.m. Eastern time.  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 51546106.  A replay will be available two hours after the call at 855-859-2056 using the same access code.  You also can participate by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This Press Release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange and commodity price fluctuations; the impact of acquisitions and divestitures; the consummation, financing and impact of the acquisition of Waterpik; capital expenditures; the impact of pension settlement charges; and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category and Henkel AG & Co. KGaA’s (“Henkel”) entry into the U.S. premium laundry detergent category; Henkel’s acquisition of The Sun Products Co., Inc.; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

All applicable amounts in the condensed consolidated financial statements and related disclosure included in this press release have been retroactively adjusted to reflect the Company’s two-for-one stock split effected September 1, 2016.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net Sales	$898.0	$877.4	$1,775.2	$1,726.4
Cost of sales	487.6	469.4	965.5	939.4
Gross Profit	410.4	408.0	809.7	787.0
Marketing expenses	130.9	120.2	221.7	212.7
Selling, general and administrative expenses	156.3	112.5	268.7	219.5
Income from Operations	123.2	175.3	319.3	354.8
Equity in earnings of affiliates	3.1	2.5	5.2	4.2
Other income (expense), net	(9.5)	(6.8)	(17.5)	(15.0)
Income before Income Taxes	116.8	171.0	307.0	344.0
Income taxes	43.9	59.4	102.6	119.4
Net Income	$72.9	$111.6	$204.4	$224.6
Net Income per share - Basic	$0.29	$0.43	$0.81	$0.87
Net Income per share - Diluted	$0.29	$0.43	$0.79	$0.85
Dividends per share	$0.19	$0.18	$0.38	$0.355
Weighted average shares outstanding - Basic	249.8	257.0	252.0	258.0
Weighted average shares outstanding - Diluted	255.6	261.9	257.7	262.8

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2017	Dec. 31, 2016
Assets
Current Assets
Cash and Cash Equivalents	$237.6	$187.8
Accounts Receivable	303.8	287.0
Inventories	292.3	258.2
Other Current Assets	43.5	23.8
Total Current Assets	877.2	756.8
Property, Plant and Equipment (Net)	573.2	588.6
Equity Investment in Affiliates	9.5	8.5
Trade Names and Other Intangibles	1,561.8	1,431.8
Goodwill	1,534.7	1,444.1
Other Long-Term Assets	110.6	124.3
Total Assets	$4,667.0	$4,354.1
Liabilities and Stockholders’ Equity
Short-Term Debt	$629.3	$426.8
Other Current Liabilities	582.4	575.1
Total Current Liabilities	1,211.7	1,001.9
Long-Term Debt	894.1	693.4
Other Long-Term Liabilities	712.9	680.9
Stockholders’ Equity	1,848.3	1,977.9
Total Liabilities and Stockholders’ Equity	$4,667.0	$4,354.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2017	June 30, 2016

Net Income	$204.4	$224.6

Depreciation and amortization	59.2	54.4
Deferred income taxes	11.3	14.2
Non-cash compensation	12.3	12.3
Non-cash pension settlement charge	31.7	0.0
Other	(1.3)	0.4

Changes in assets and liabilities:
Accounts receivable	(6.8)	0.3
Inventories	(30.1)	(9.3)
Other current assets	(10.4)	(1.9)
Accounts payable and accrued expenses	(14.2)	20.1
Income taxes payable	(10.7)	0.2
Excess tax benefit on stock options exercised	0.0	(18.2)
Other	3.9	(0.6)
Net cash from operating activities	249.3	296.5

Capital expenditures	(10.4)	(17.8)
Acquisitions	(235.3)	(175.5)
Other	3.4	(0.3)
Net cash (used in) investing activities	(242.3)	(193.6)

Net change in long-term debt	200.0	0.0
Net change in short-term debt	202.6	23.8
Payment of cash dividends	(95.7)	(91.7)
Stock option related	27.3	47.6
Purchase of treasury stock	(300.0)	(200.0)
Other	(1.0)	(5.3)
Net cash provided by (used in) financing activities	33.2	(225.6)

F/X impact on cash	9.6	3.5

Net change in cash and cash equivalents	$49.8	$(119.2)

2017 and 2016 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2017	6/30/2016	Change
Household Products	$410.8	$397.8	3.3%
Personal Care Products	267.4	272.0	-1.7%
Consumer Domestic	$678.2	$669.8	1.3%
Consumer International	145.1	136.4	6.4%
Total Consumer Net Sales	$823.3	$806.2	2.1%
Specialty Products Division	74.7	71.2	4.9%
Total Net Sales	$898.0	$877.4	2.3%

	Six Months Ended		Percent
	6/30/2017	6/30/2016	Change
Household Products	$805.3	$786.1	2.4%
Personal Care Products	532.6	531.5	0.2%
Consumer Domestic	$1,337.9	$1,317.6	1.5%
Consumer International	288.2	263.8	9.2%
Total Consumer Net Sales	$1,626.1	$1,581.4	2.8%
Specialty Products Division	149.1	145.0	2.8%
Total Net Sales	$1,775.2	$1,726.4	2.8%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures and excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin excluding the effect of charges taken in 2016 and 2017 related to the Brazil Specialty Products business.  We believe that excluding these charges from gross margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding significant one-time events.

Adjusted SG&A:

This press release presents information regarding adjusted SG&A, namely selling, general and administrative expenses excluding 2017 charges related to the Brazil Specialty Products business and a 2017 settlement charge related to our U.K. pension.  We believe that this metric enhances investors’ understanding of the Company’s year over year expenses by excluding certain significant one-time items.

Adjusted Operating Income and Margin:

This press release provides information regarding adjusted operating income and margin, which exclude the effect of charges taken in 2016 and in 2017 related to the Brazil Specialty Products business and the settlement charge related to our U.K. pension.  We believe that excluding these charges from operating income and margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding significant one-time events.

Adjusted EPS:

This press release also presents adjusted EPS, namely, earnings per share calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period to period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year earnings per share growth.  Adjusted and forecasted EPS for 2017 excludes charges related to the Brazil Specialty Products business and the settlement charges related to our U.K. pension.  Adjusted EPS for 2016 excludes charges related to the Brazil Specialty Products business.

Adjusted Free Cash Flow as Percentage of Adjusted Net Income:

Free cash flow is defined as cash from operating activities less capital expenditures.  Adjusted free cash flow as percentage of adjusted net income is defined as the ratio of free cash flow to net income excluding the Brazil Specialty Products business and the settlement charges related to our U.K. pension.  Management views this as a measure of how effective the Company manages its cash flow relating to working capital and capital expenditures.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 6/30/2017

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	2.3%	2.1%	1.3%	6.4%	4.9%
Less:
Acquisitions	2.1%	1.7%	1.4%	3.4%	3.7%
Add:
FX / Other	0.6%	0.8%	0.0%	4.4%	0.0%
Divestitures	1.0%	0.0%	0.0%	0.0%	8.2%

Organic Sales Growth	1.8%	1.2%	-0.1%	7.4%	9.4%

	Six Months Ended 6/30/2017

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	2.8%	2.8%	1.5%	9.2%	2.8%
Less:
Acquisitions	1.9%	1.6%	1.2%	3.7%	1.8%
Add:
FX / Other	0.6%	0.6%	0.0%	4.0%	-0.6%
Divestitures	0.6%	0.0%	0.0%	0.0%	4.0%

Organic Sales Growth	2.1%	1.8%	0.3%	9.5%	4.4%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended June 30, 2017		For the quarter ended June 30, 2016		Change
Adjusted SG&A Reconciliation
SG&A - Reported	$156.3	17.4%	$112.5	12.8%	460	bps
U.K. Pension Termination	$(39.2)	-4.4%	$-		(440)	bps
SG&A - Adjusted (non-GAAP)	$117.1	13.0%	$112.5	12.8%	20	bps

Adjusted Operating Profit Margin Reconciliation
Operating Profit and Margin - Reported	$123.2	13.7%	$175.3	20.0%	(630)	bps
U.K. Pension Termination	$39.2	4.4%	$-		440	bps
Operating Profit and Margin - Adjusted (non-GAAP)	$162.4	18.1%	$175.3	20.0%	(190)	bps

Adjusted Income Tax Expense and Rate Reconciliation
Income Tax Expense and Rate - Reported	$43.9	37.6%	$59.4	34.7%	290	bps
U.K. Pension Termination	$7.7	-4.5%	$-		(450)	bps
Income Tax Expense and Rate - Adjusted (non-GAAP)	$51.6	33.1%	$59.4	34.7%	(160)	bps

Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported		$0.29		$0.43	-32.6%
U.K. Pension Termination		$0.12		$-
Diluted Earnings Per Share - Adjusted (non-GAAP)		$0.41		$0.43	-4.7%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

	For the Year Ended December 31,
	2017	2016	Change
Adjusted Gross Margin Reconciliation
Gross Margin - Reported	46.0%	45.5%	50	bps
Brazil Charge	0.1%	0.2%	(10)	bps
Gross Margin - Adjusted (non-GAAP)	46.1%	45.7%	40	bps

Adjusted SG&A Reconciliation
SG&A - Reported	13.9%	12.6%	130	bps
Pension Settlement Charge	-1.1%	0.0%	(110)	bps
Brazil Charge	-0.1%	0.0%	(10)	bps
SG&A - Adjusted (non-GAAP)	12.7%	12.6%	10	bps

Adjusted Operating Profit Margin Reconciliation
Operating Profit Margin - Reported	20.0%	20.7%	(70)	bps
Pension Settlement Charge	1.1%	0.0%	110	bps
Brazil Charge	0.1%	0.2%	(10)	bps
Operating Profit Margin - Adjusted (non-GAAP)	21.2%	20.9%	30	bps

Reported and Adjusted Forecasted EPS Reconciliation

	For the Year Ended December 31,
	2016 Actual	2017 Forecast	Percent Change	2018 Forecast	Percent Change

Reported (US GAAP)	$1.75	$1.79	+2%	$2.09	+17%

Charge related to the Brazilian business	$0.02	$0.01

U.K. Pension Settlement Charge	$-	$0.12

Adjusted EPS (Non-GAAP)	$1.77	$1.92	+9%	$2.09	+9%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

Reported and Adjusted EPS Reconciliation

	For the Six Months Ended June 30,
	2016 Actual	2017 Actual*	Percent Change

Reported (US GAAP)	$0.85	$0.79	-7.1%

Charge related to the Brazilian business	-	$0.01

U.K. Pension Settlement Charge	-	$0.12

Adjusted EPS (Non-GAAP)	$0.85	$0.93	+9.4%

*Rounded to two decimal places.

Reported and Adjusted Forecasted 2017 Tax Rate Reconciliation

Reported (US GAAP)	34.6%
Brazil Charge	-0.2%
U.K.Pension Settlement Charge	-1.4%
Adjusted (non-GAAP)	33.0%